Exhibit 11

                            NB&T Financial Group, Inc.
               Computation of Consolidated Earnings Per Common Share
          For the Three and Nine Months Ended September 30, 2001 and 2000
                 (in thousands, except shares and per share data)

                                For the Three Months      For the Nine Months
                                 Ended September 30,      Ended September 30,
                                    2001        2000          2001       2000

Net income (loss)              $    1,388 $     (132)   $    4,369 $    2,719
                                =========  =========     =========  =========
Weighted average common
  shares issued                 3,123,308  3,204,345     3,168,952  3,194,260

  Less-Unreleased common
   shares held by ESOP              6,785     11,357         8,227     12,301
                                ---------  ---------     ---------  ---------
  Weighted average number
   of shares outstanding
   used in the calculation
   of basic earnings per
   common share                 3,116,523  3,192,988     3,160,725  3,181,959

  Add - Dilutive effect of
   stock options (1)               15,526     14,668        14,409     24,408
                                ---------  ---------     ---------  ---------
Adjusted weighted average
number of shares outstanding
used in the calculation of
diluted earnings per common
share                           3,132,049  3,207,656     3,175,134  3,206,367
                                =========  =========     =========  =========
Basic earnings per common
 share                               $.45      $(.04)        $1.38       $.85

Diluted earnings per common
 share                                .45       (.04)         1.38        .84

(1) There is presently no active trading market for the Company's shares, nor are the prices at which common shares have been traded published by any national securities association or quotation service. Fair value for earnings per common share purposes was assumed to be $18.75 at June 30, 2001, and $16.75 at September 30, 2000.